EXHIBIT 4C


                               ASECO CORPORATION
                            1993 OMNIBUS STOCK PLAN
              (Amended and Restated Effective as of June 14, 1996)

         1. Purpose. This 1993 Stock Plan (the "Plan") is intended to provide incentives (a) to the officers and other employees of Aseco Corporation (the "Company"), its parent (if any) and any present or future subsidiaries of the Company (collectively, "Related Corporations") by providing them with opportunities to purchase stock in the Company pursuant to options which qualify as "incentive stock options" under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), granted hereunder ("ISO" or "ISOs"); (b) to directors, officers, employees and consultants of the Company and Related Corporations by providing them with opportunities to purchase stock in the Company pursuant to options granted hereunder which do not qualify as ISOs ("Non-Qualified Option" or "Non-Qualified Options"); (c) to directors, officers, employees and consultants of the Company and Related Corporations by providing them with awards of stock in the Company ("Awards"); and (d) to directors, officers, employees and consultants of the Company and Related Corporations by providing them with opportunities to make direct purchases of stock in the Company ("Purchases"). Both ISOs and Non-Qualified Options are referred to hereafter individually as an "Option" and collectively as "Options." As used herein, the terms "parent" and "subsidiary" mean "parent corporation" and "subsidiary corporation" as those terms are defined in Section 425 of the Code.

         2. Administration of the Plan. (a) The Plan shall be administered by the Board of Directors of the Company (the "Board"). The Board may appoint a Compensation Committee (the "Committee") of two or more of its members to administer this Plan. In the event the Company registers any class of any equity security pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), each member of the Committee shall be a "disinterested person" as defined in Rule 16b-3 under the Exchange Act and an "outside director" as defined in Section 162(m) of the Code. Subject to ratification of the grant of each Option or Award and of the authorization of each Purchase by the Board (if so required by applicable state law), and subject to the terms of the Plan, the Committee, if so appointed, shall have the authority to (i) determine the employees of the Company and Related Corporations (from among the class of employees eligible under paragraph 3 to receive ISOs) to whom ISOs may be granted, and to determine (from among the class of individuals and entities eligible under paragraph 3 to receive Non-Qualified Options and Awards and to make Purchases) to whom Non-Qualified Options or Awards may be granted and who may make Purchases; (ii) determine the time or times at which Options or Awards may be granted or Purchases made; (iii) determine the option price of shares subject to each Option, which price with respect to ISOs shall not be less than the minimum specified in paragraph 6, and the purchase price of shares subject to each Purchase; (iv) determine whether each Option granted shall be an ISO or a Non-Qualified Option; (v) determine (subject to paragraph 7) the time or times when each Option shall become exercisable and the duration of the exercise period; (vi) determine whether restrictions such as repurchase options are to be imposed on shares subject to Options, Awards and Purchases, and the nature of such restrictions, if any, and
(vii) interpret the Plan and prescribe and rescind rules and regulations relating to it. If the Committee determines to issue a Non-Qualified Option, it

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shall take whatever actions it deems necessary, under Section 422 of the Code and the regulations promulgated thereunder, to ensure that such Option is not treated as an ISO. The interpretation and construction by the Committee of any provisions of the Plan or of any Option, Award or authorization for any Purchase granted under it shall be final unless otherwise determined by the Board. The Committee may from time to time adopt such rules and regulations for carrying out the Plan as it may deem best. No member of the Board or the Committee shall be liable for any action or determination made in good faith with respect to the Plan or any Option, Award or authorization for Purchase granted under it.

         (b) The Committee may select one of its members as its chairman, and shall hold meetings at such time and places as it may determine. Acts by a majority of the Committee, or acts reduced to or approved in writing by a majority of the members of the Committee, shall be the valid acts of the Committee. All references in this Plan to the Committee shall mean the Board if there is no Committee so appointed. From time to time the Board may increase the size of the Committee and appoint additional members thereof, remove members (with or without cause), and appoint new members in substitution therefor, fill vacancies however caused, or remove all members of the Committee and thereafter directly administer the Plan.

         3. Eligible Employees and Others. ISOs may be granted to any officer or other employee of the Company or any Related Corporation. Those directors of the Company who are not employees may not be granted ISOs under the Plan. Non-Qualified Options and Awards may be granted to, and Purchases may be made by, any director (whether or not an employee), officer, employee or consultant of the Company or any Related Corporation. The Committee may take into consideration an optionee's individual circumstances in determining whether to grant an ISO or a Non-Qualified Option or to authorize a Purchase. Granting of any Option or Award to, or any Purchase by, any individual or entity shall neither entitle that individual or entity to, nor disqualify him from, participation in any other grant of Options or Awards, or in any other Purchase.

         4. Stock. The stock subject to Options, Awards and Purchases shall be authorized but unissued shares of Common Stock of the Company, par value $.01 per share (the "Common Stock"), or shares of Common Stock re-acquired by the Company in any manner. The aggregate number of shares which may be issued pursuant to the Plan is 1,230,000, subject to adjustment as provided in paragraph 13. Any such shares may be issued as ISOs, Non-Qualified Options or Awards, or to persons or entities making Purchases, so long as the aggregate number of shares so issued does not exceed such number, as adjusted. If any Option granted under the Plan shall expire or terminate for any reason without having been exercised in full or shall cease for any reason to be exercisable in whole or in part, the unpurchased shares subject thereto shall again be available for grants of Options or Awards and for Purchases under the Plan.

         5. Granting of Options. Options may be granted under the Plan at any time on or after January 18, 1993 and prior to January 18, 2003. Any such grants of ISOs shall be subject to the receipt, within 12 months of January 18, 1993, of the approval of Stockholders as provided


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in paragraph 15. The date of grant of an Option under the Plan will be the date specified by the Committee at the time it awards the Option; provided, however, that such date shall not be prior to the date of award. The Committee shall have the right, with the consent of the optionee, to convert an ISO granted under the Plan to a Non-Qualified Option pursuant to paragraph 16. Any other provision of the Plan notwithstanding, the number of shares of Common Stock for which options may be granted in any fiscal year of the Company to any participant shall not exceed 100,000.

         6. Minimum Option Price: ISO Limitations.

             A. The price per share specified in the agreement relating to each ISO granted under the Plan shall not be less than the fair market value per share of Common Stock on the date of such grant. In the case of an ISO to be granted to an employee owning stock possessing more than ten percent of the total combined voting power of all classes of stock of the Company or any Related Corporation, the price per share specified in the agreement relating to such ISO shall not be less than 110 percent of the fair market value of Common Stock on the date of grant.

             B. In no event shall the aggregate fair market value (determined at the time the option is granted) of Common Stock for which ISOs granted to any employee are exercisable for the first time by such employee during any calendar year (under all stock option plans of the Company and any Related Corporation) exceed $100,000.

             C. If, at the time an Option is granted under the Plan, the Company's Common Stock is publicly traded, "fair market value" shall be determined as of the last business day for which the prices or quotes discussed in this sentence are available prior to the date such Option is granted and shall mean (i) the average (on that date) of the high and low prices of the Common Stock on the principal national securities exchange on which the Common Stock is traded, if such stock is then traded on a national securities exchange; or (ii) the last reported sale price (on that date) of the Common Stock on the NASDAQ National Market System, if the Common Stock is not then traded on a national securities exchange; or (iii) the closing bid price (or average of bid prices) last quoted (on that date) by an established quotation service for over-the-counter securities, if the Common Stock is not reported on the NASDAQ National Market System or on a national securities exchange. However, if the Common Stock is not publicly traded at the time an Option is granted under the Plan, "fair market value" shall be deemed to be the fair value of the Common Stock as determined by the Committee after taking into consideration all factors which it deems appropriate, including, without limitation, recent sale and offer prices of the Common Stock in private transactions negotiated at arm's length.

         7. Option Duration. Subject to earlier termination as provided in paragraphs 9 and 10, each Option shall expire on the date specified by the Committee, but not more than ten years from the date of grant and in the case of ISOs granted to an employee owning stock possessing more than ten percent of the total combined voting power of all classes of stock of the Company or any Related Corporation, not more than five years from date of grant. Subject to earlier termination as provided in paragraphs 9 and 10, the term of each ISO shall be the term set forth


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in the original instrument granting such ISO, except with respect to any part of such ISO that is converted into a Non-Qualified Option pursuant to paragraph 16.

         8. Exercise of Option. Subject to the provisions of paragraphs 9 through 12, each Option granted under the Plan shall be exercisable as follows:

             A. The Option shall either be fully exercisable on the date of grant or shall become exercisable thereafter in such installments as the Committee may specify.

             B. Once an installment becomes exercisable it shall remain exercisable until expiration or termination of the Option, unless otherwise specified by the Committee.

             C. Each Option or installment may be exercised at any time or from time to time, in whole or in part, for up to the total number of shares with respect to which it is then exercisable.

             D. The Committee shall have the right to accelerate the date of exercise of any installment; provided that the Committee shall not accelerate the exercise date of any installment of any Option granted to any employee as an ISO (and not previously converted into a Non-Qualified Option pursuant to paragraph 16) if such acceleration would violate the annual vesting limitation contained in Section 422(d) of the Code which provides generally that the aggregate fair market value (determined at the time the option is granted) of the stock with respect to which ISOs granted to any employee are exercisable for the first time by such employee during any calendar year (under all plans of the Company and any Related Corporation) shall not exceed $100,000.

         9. Termination of Employment. If an ISO optionee ceases to be employed by the Company or any Related Corporation other than by reason of death or disability as provided in paragraph 10, no further installments of his ISOs shall become exercisable, and his ISOs shall terminate after the passage of 60 days from the date of termination of his employment, but in no event later than on their specified expiration dates except to the extent that such ISOs (or unexercised installments thereof) have been converted into Non-Qualified Options pursuant to paragraph 16. Leave of absence with the written approval of the Committee shall not be considered an interruption of employment under the Plan, provided that such written approval contractually obligates the Company or any Related Corporation to continue the employment of the employee after the approved period of absence. Employment shall also be considered as continuing uninterrupted during any other bona fide leave of absence (such as those attributable to illness, military obligations or governmental service) provided that the period of such leave does not exceed 90 days or, if longer, any period during which such optionee's right to reemployment is guaranteed by statute. Nothing in the Plan shall be deemed to give any grantee of any Option or Award, or any person or entity entitled to make a Purchase, the right to be retained in employment or other service by the Company or any Related Corporation for any period of time. ISOs granted under the Plan shall not be affected by any change of employment


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within or among the Company and Related Corporations, so long as the optionee continues to be an employee of the Company or any Related Corporation. In granting any Non-Qualified Option, the Committee may specify that such Non-Qualified Option shall be subject to the restrictions set forth herein with respect to ISOs, or to such other termination or cancellation provisions as the Committee may determine.

         10. Death; Disability; Dissolution. If an optionee ceases to be employed by the Company and all Related Corporations by reason of his death, any Option of his may be exercised, to the extent of the number of shares with respect to which he could have exercised it on the date of his death, by his estate, personal representative or beneficiary who has acquired the Option by will or by the laws of descent and distribution, at any time prior to the earlier of the Option's specified expiration date or 180 days from the date of the optionee's death.

         If an optionee ceases to be employed by the Company and all Related Corporations by reason of his disability, he shall have the right to exercise any Option held by him on the date of termination of employment, to the extent of the number of shares with respect to which he could have exercised it on that date, at any time prior to the earlier of the Option's specified expiration date or 180 days from the date of the termination of the optionee's employment. For the purposes of the Plan, the term "disability" shall have the meaning assigned to it in Section 22(e)(3) of the Code or any successor statute.

         In the case of a partnership, corporation or other entity holding a Non-Qualified Option, if such entity is dissolved, liquidated, becomes insolvent or enters into a merger or acquisition with respect to which such optionee is not the surviving entity, such Option shall terminate immediately.

         11. Assignability. No Option shall be assignable or transferable by the optionee except by will or by the laws of descent and distribution, and during the lifetime of the Optionee each Option shall be exercisable only by him.

         12. Terms and Conditions of Options. Options shall be evidenced by instruments (which need not be identical) in such forms as the Committee may from time to time approve. Such instruments shall conform to the terms and conditions set forth in paragraphs 6 through 11 hereof and may contain such other provisions as the Committee deems advisable which are not inconsistent with the Plan, including restrictions applicable to shares of Common Stock issuable upon exercise of Options. The Committee may from time to time confer authority and responsibility on one or more of its own members and/or one or more officers of the Company to execute and deliver such instruments. The proper officers of the Company are authorized and directed to take any and all action necessary or advisable from time to time to carry out the terms of such instruments.

         13. Adjustments. Upon the happening of any of the following described events, an optionee's rights with respect to Options granted to him hereunder shall be adjusted as hereinafter provided:


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             A. In the event shares of Common Stock shall be sub-divided or combined into a greater or smaller number of shares (other than the 1-for-2.4 reverse split of the Common Stock approved by the Board on January 18, 1992) or if, upon a merger, consolidation, reorganization, split-up, liquidation, combination, recapitalization or the like of the Company, the shares of Common Stock shall be exchanged for other securities of the Company or of another corporation, each optionee shall be entitled, subject to the conditions herein stated, to purchase such number of shares of common stock or amount of other securities of the Company or such other corporation as were exchangeable for the number of shares of Common Stock which such optionee would have been entitled to purchase except for such action, and appropriate adjustments shall be made in the purchase price per share to reflect such subdivision, combination, or exchange.

             B. In the event the Company shall issue any of its shares as a stock dividend upon or with respect to the shares of stock of the class which shall at the time be subject to option hereunder, each optionee upon exercising an Option shall be entitled to receive (for the purchase price paid upon such exercise) the shares as to which he is exercising his Option and, in addition thereto (at no additional cost), such number of shares of the class or classes in which such stock dividend or dividends were declared or paid, and such amount of cash in lieu of fractional shares, as he would have received if he had been the holder of the shares as to which he is exercising his Option at all times between the date of grant of such Option and the date of its exercise.

             C. Notwithstanding the foregoing, any adjustments made pursuant to subparagraph A or B shall be made only after the Committee, after consulting with counsel for the Company, determines whether such adjustments with respect to ISOs will constitute a "modification" of such ISOs as that term is defined in
Section 425 of the Code, or cause any adverse tax consequences for the holders of such ISOs. No adjustments shall be made for dividends paid in cash or in property other than securities of the Company.

             D. No fractional shares shall actually be issued under the Plan. Any fractional shares which, but for this subparagraph D, would have been issued to an optionee pursuant to an Option, shall be deemed to have been issued and immediately sold to the Company for their fair market value, and the optionee shall receive from the Company cash in lieu of such fractional shares.

             E. Upon the happening of any of the foregoing events described in subparagraphs A or B above, the class and aggregate number of shares set forth in paragraph 4 hereof which are subject to Options which previously have been or subsequently may be granted under the Plan shall also be appropriately adjusted to reflect the events specified in such subparagraphs. The Committee shall determine the specific adjustments to be made under this paragraph 13, and subject to paragraph 2, its determination shall be conclusive.

         14. Means of Exercising Options. An Option (or any part or installment thereof) shall be exercised by giving written notice to the Company at its principal office address. Such notice


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shall identify the Option being exercised and specify the number of shares as to which such Option is being exercised, accompanied by full payment of the purchase price therefor either (a) in United States dollars in cash or by check, or (b) at the discretion of the Committee, through delivery of shares of Common Stock having fair market value equal as of the date of the exercise to the cash exercise price of the Option, or (c) at the discretion of the Committee, by delivery of the optionee's personal recourse note bearing interest payable not less than annually at no less than 100% of the lowest applicable Federal rate, as defined in section 1274(d) of the Code, or (d) at the discretion of the Committee, by any combination of (a), (b) and (c) above. If the Committee exercises its discretion to permit payment of the exercise price of an ISO by means of the methods set forth in clauses (b) or (c) of the preceding sentence, such discretion shall be exercised in writing at the time of the grant of the ISO in question. The holder of an Option shall not have the rights of a shareholder with respect to the shares covered by his Option until the date of issuance of a stock certificate to him for such shares. Except as expressly provided above in paragraph 13 with respect to change in capitalization and stock dividends, no adjustment shall be made for dividends or similar rights for which the record date is before the date such stock certificates is issued.

         15. Term and Amendment of Plan. This Plan was adopted by the Board on January 18, 1993, and was approved by the holders of a majority of the outstanding voting stock of the Company on January 29, 1994. The Plan was subsequently amended and restated by the Board effective January 12, 1994, subject to approval of the amendments thereto by the stockholders of the Company on or before January 12, 1995. The Plan shall expire on January 18, 2003 (except as to Options outstanding on that date). The Board may terminate or amend the Plan in any respect at any time, except that, any amendment that (a) increases the total number of shares that may be issued under the Plan (except by adjustment pursuant to paragraph 13); (b) changes the class of persons eligible to participate in the Plan, or (c) materially increases the benefits to participants under the Plan, shall be subject to approval by Stockholders obtained within 12 months before or after the Board adopts a resolution authorizing any of the foregoing amendments, and shall be null and void if such approval is not obtained. Except as provided in the fourth sentence of this paragraph 15, in no event may action of the Board of Stockholders alter or impair the rights of an optionee, purchaser or Award recipient without his consent, under any Option, Purchase or Award previously granted to or made by him.

         16. Conversion of ISOs into Non-Qualified Options: Termination of ISOs. The Committee, at the written request of any optionee, may in its discretion take such actions as may be necessary to convert such optionee's ISOs (or any installments or portions of installments thereof) that have not been exercised on the date of conversion into Non-Qualified Options at any time prior to the expiration of such ISOs, regardless of whether the optionee is an employee of the Company or a Related Corporation at the time of such conversion. Such actions may include, but not be limited to, extending the exercise period or reducing the exercise price of the appropriate installments of such Options. At the time of such conversion, the Committee (with the consent of the Optionee) may impose such conditions on the exercise of the resulting Non-Qualified Options as the Committee in its discretion may determine, provided that such conditions shall not be inconsistent with this Plan. Nothing in the Plan shall be deemed to give any optionee


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the right to have such optionee's ISOs converted into Non-Qualified Options, and no such conversion shall occur until and unless the Board takes appropriate action. The Committee, with the consent of the optionee, may also terminate any portion of any ISO that has not been exercised at the time of such termination.

         17. Application of Funds. The proceeds received by the Company from the sale of shares pursuant to Options granted and Purchases authorized under the Plan shall be used for general corporate purposes.

         18. Governmental Regulation. The Company's obligation to sell and deliver shares of the Common Stock under this Plan is subject to the approval of any governmental authority required in connection with the authorization, issuance or sale of such shares.

         19. Withholding of Additional Income Taxes. The Company, in accordance with Section 3402(a) of the Code, may, upon exercise of a Non-Qualified Option, the grant of an Award, the making of a Purchase of Common Stock for less than its fair market value, or the making of a Disqualifying Disposition (as defined in paragraph 20) require the optionee exercising such Option, Award recipient or purchaser to pay additional withholding taxes in respect of the amount that is considered compensation includible in such person's gross income.

         20. Notice to Company of Disqualifying Disposition. Each employee who receives ISOs shall agree to notify the Company in writing immediately after the employee makes a disqualifying disposition of any Common Stock received pursuant to the exercise of an ISO (a "Disqualifying disposition"). Disqualifying Disposition means any disposition (including any sale) of such stock before the later of (a) two years after the employee was granted the ISO under which he acquired such stock, or (b) one year after the employee acquired such stock by exercising such ISO. If the Employee has died before such stock is sold, these holding period requirements do not apply and no Disqualifying Disposition will thereafter occur.

         21. Governing Laws; Construction. The validity and construction of the Plan and the instruments evidencing Options, Awards and Purchases shall be governed by the laws of The Commonwealth of Massachusetts. In construing this Plan, the singular shall include the plural and the masculine gender shall include the feminine and neuter, unless the context otherwise requires.


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